                                                                  EXHIBIT 4.1(A)




                  FIRST SUPPLEMENTAL INDENTURE (the "Supplement"), dated as of March 9, 1999, between Valassis Communications, Inc., a Delaware corporation (the "Company"), and The Bank of New York, as trustee (the "Trustee").

                               W I T N E S S E T H

                  WHEREAS, the Company and the Trustee have executed and delivered the Indenture, dated as of January 12, 1999 (the "Indenture"), providing for the issuance thereunder by the Company, and the authentication and delivery by the Trustee, of the Company's 6 5/8% Senior Notes due 2009 (the "Notes");

                  WHEREAS, Section 901(g) of the Indenture authorizes the Company and the Trustee, without the consent of any holder of the Notes, to amend, from time-to-time, the Indenture by supplemental indenture for the purposes therein set forth;

                  WHEREAS, the Company, by appropriate corporate action, has determined to supplement the Indenture in the manner described below, and all acts or proceedings necessary to authorize and constitute this Supplement a valid and binding agreement in accordance with the terms hereof, have been done and taken.

                  NOW, THEREFORE, in consideration of the premises herein, the Company covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective holders of the Notes from time-to-time, as follows:

                  Section 1. Indenture Supplement. Section 101 of the Indenture shall be amending by adding the following defined terms:

                  "Treasury Rate" shall mean, as of any Redemption Date, the yield to maturity as of such Redemption Date of the United States Treasury securities with constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to January 15, 2009; provided, however, that if the period from the Redemption Date to January 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used."

                  "Voting Stock" shall mean, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person."

                  Section 2. Indenture to Remain in Effect. The Indenture, as amended and supplemented by this Supplement, shall remain in full force and effect.

                  Section 3. GOVERNING LAW. THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

                  Section 4. Counterparts. This Supplement may be executed in one or more counterparts, each of which shall be an original, but such counterparts together shall construe one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.



                                       VALASSIS COMMUNICATIONS, INC.


                                       By: /s/ Alan F. Schultz
                                          ------------------------------------
                                       Name:  Alan F. Schultz
                                       Title: Chairman of the Board, President
                                              and Chief Executive Officer

                                       THE BANK OF NEW YORK


                                       By: /s/ T.C. Knight
                                          ------------------------------------
                                       Name: Thomas C. Knight
                                       Title: Assistant Vice President